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                                                                      EXHIBIT 21


SUBSIDIARIES
IGC - Medical Advances, Inc.
IGC PolyCold Systems, Inc.
Intermagnetics General Corporation Foreign Sales Corporation
Invivo Corporation
Invivo Research Corporation
Medical Data Electronics, Inc.
SuperPower, Inc.